EXHIBIT (i)

                     ROTHGERBER JOHNSON & LYONS LLP
                      One Tabor Center, Suite 3000
                         1200 Seventeenth Street
                         Denver, Colorado 80202
                             (303) 623-9000


January 30, 2002

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549-1004

     RE: CHOICE FUNDS/CHOICE FOCUS FUND AND CHOICE BALANCED FUND, CHOICE LONG-SHORT FUND
          AMENDMENT TO REGISTRATION STATEMENT ON FORM N-1A
          SEC FILE NO. 333-83419
          INVESTMENT COMPANY ACT REGISTRATION NO. 811-09485

Ladies and Gentlemen:

     We have reviewed the attached amendment by Choice Funds with regard to the Choice Focus and Choice Balanced Funds and the Choice Long-Short Fund (the "Funds") filed with the U.S. Securities and Exchange
Commission. It is our opinion that the amendment does not contain disclosures that would render it ineligible to become effective under Rule 485(b) of Regulation C promulgated under the Securities Act.

     In addition, in connection with this amendment regarding the Funds, Choice Funds advised that the Funds will continue to offer and sell an unlimited number of shares in the Funds and that the shares have no par value.

     We have reviewed such corporate documents and have made such investigation of Delaware law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion the shares referenced above have been duly authorized and issued and are fully paid and non-assessable.

                              Sincerely yours,

                              ROTHGERBER JOHNSON & LYONS LLP

cc:  Choice Funds